Exhibit 99

Wendy’s International, Inc. reports record Fourth Quarter results

•	Earnings Per Share increased 27% to $0.56

•	Wendy’s and Tim Hortons produced robust same-store sales growth

2003 full year EPS increased 8.5% to $2.05

     DUBLIN, Ohio (January 30, 2004) – Wendy’s International, Inc. (NYSE: WEN) announced today results for the fourth quarter and full year ended December 28, 2003.

Fourth Quarter highlights

•	Total revenues increased 21.2% to a record $862.4 million.

•	The Company and its franchisees opened 282 new restaurants systemwide during the quarter. The openings consisted of 153 Wendy’s®, 101 Tim Hortons® and 28 Baja Fresh Mexican Grill® restaurants.

•	Same-store sales results were very strong at Wendy’s and Tim Hortons, but declined at Baja Fresh®.

	4th Quarter	4th Quarter
Same-Store Sales	2003	2002
Wendy’s U.S. Company	8.6%	1.0%
Wendy’s U.S. Franchise	7.6%	3.0%
Tim Hortons Canada	5.7%	5.7%
Tim Hortons U.S.	7.2%	7.2%
Baja Fresh system	(5.3%)	(0.1%)

•	Pretax income was $102.7 million, up 28.1% compared to a year ago, and net income was $64.7 million, up 27.6% from a year ago.

•	Diluted earnings per share (EPS) were $0.56, up 27.3% versus $0.44 a year ago.

•	Earnings in the quarter were positively impacted by about $0.045 per share due to the improvement in the Canadian exchange rate, which is important since Tim Hortons generated 43.9% of the Company’s pretax income in 2003 (excluding corporate costs). Offsetting the benefit was a 29.3% increase in beef costs for the quarter, which was the primary reason that Wendy’s domestic operating margin declined 20 basis points to 14.7% for the quarter. Also offsetting the exchange rate benefit was a higher tax rate for the quarter of 36.99% versus 36.75% a year ago.

•	General and administrative expenses were $68.5 million, up 9.1% versus a year ago. G&A as a percent of revenues declined 90 basis points versus a year ago as the Company grew sales and controlled costs effectively.

     “We delivered our best fourth quarter in the history of the Company as both Wendy’s and Tim Hortons produced excellent sales, we achieved our new store opening plans and our employees continued to effectively control costs,” said Chairman and Chief Executive Officer Jack Schuessler. “Our core businesses have excellent momentum.

     “At Wendy’s, our new Homestyle Chicken Strips were an outstanding addition to the everyday menu and our Wild Mountain sandwiches built profitable sales in December,” Schuessler said. “Tim Hortons featured delicious chicken stew and holiday coffee merchandise during December. We are particularly pleased with the progress at Tim Hortons in the U.S., where same-store sales were up more than 7% in the quarter.”

2003 Full Year Highlights

•	Total revenues for the full year increased 15.3% to a record $3.1 billion. Wendy’s revenues were $2.2 billion, Tim Hortons were $807 million and Baja Fresh generated $151 million in revenues. Baja Fresh’s revenues and costs were for the full year in 2003 versus six months a year ago following the acquisition of the business in June 2002.

•	The Company and its franchisees opened 597 new restaurants systemwide during the year. The openings consisted of 312 Wendy’s, 211 Tim Hortons and 74 Baja Fresh restaurants.

•	Tim Hortons’ same-store sales were good following very strong results in 2002. Same-store sales were positive for Wendy’s after a challenging start to the year and strong results a year ago. Same-store sales declined at Baja Fresh after a good year in 2002.

	Full Year	Full Year
Same-Store Sales	2003	2002
Wendy’s U.S. Company	0.9%	4.7%
Wendy’s U.S. Franchise	1.1%	7.1%
Tim Hortons Canada	4.8%	7.2%
Tim Hortons U.S.	4.5%	9.9%
Baja Fresh system	(4.6%)	2.7%

•	Pretax income for the year was $377.6 million, up 9.2% compared to a year ago, and net income was $236.0 million, up 7.9% from a year ago.

•	Diluted EPS were $2.05, up 8.5% versus $1.89 a year ago.

•	EPS for the year were positively impacted by about $0.14 per share due to the improvement in the Canadian exchange rate. Offsetting the benefit was a 7.0% increase in beef costs, which was a factor in Wendy’s domestic operating margin declining 160 basis points to 14.2%. The Company also faced a higher tax rate of 37.50% for the year, which was 75 basis points over 36.75% in 2002.

•	General and administrative costs for the year were $261.1 million, up just 8.1% versus a year ago. G&A as a percent of revenues was 8.3%, an improvement of 50 basis points from 8.8% a year ago.

•	Other Expense was $1.9 million, compared to $6.9 million a year ago. The positive direction was primarily driven by better than expected performance from the Maidstone Bakery (Tim Hortons joint venture with IAWS/Cuisine de France).

•	Baja Fresh’s revenues increased 27.9% over a year ago. The Company opened two new markets and franchisees opened seven new markets. Baja Fresh introduced during the year a new “Lifestyle Choices” menu, which features high protein and lighter, low-fat meals. Due to lower than expected sales, higher commodity costs and investments in people, EPS dilution from Baja Fresh was $0.09, which was slightly higher than management’s previous guidance of $0.06 to $0.08 per share.

     “We are pleased with the Company’s overall performance in a challenging year,” said Schuessler. “We executed our strategic plan, produced strong revenue growth, met our new restaurant development goals and delivered an 8.5% increase in EPS. The results were especially good considering severe winter weather and competitive discounting in the early part of 2003, higher than expected beef costs and a higher corporate tax rate.

     “Tim Hortons had another great year. Wendy’s gained momentum in the back half of the year and is producing very strong results. Baja Fresh had mixed results, but we are focused on improving the results of the business with a number of initiatives.

     “I am very proud of our operators and franchisees. They continued to focus on delivering excellent service to our customers and quality food, which is the hallmark of our Enterprise,” said Schuessler.

Company repurchased 182,000 common shares in the quarter

     The Company repurchased 182,000 common shares during the fourth quarter, through December 28, 2003, for $7.0 million. Year-to-date the Company has repurchased 2.1 million common shares for $57 million.

     Since 1998, the Company has bought back a total of $885 million in common stock.

Company plans investor meeting and web cast on February 2

     Management will host a meeting with the investment community on Monday, February 2, 2004, to discuss its 2003 results, 2004 outlook, long-term objectives, dividends, share repurchase and January sales.

     The meeting will be held from 9:00 a.m. to 11:30 a.m. at the Mandarin Oriental Hotel, 80 Columbus Circle, in New York City, and will be followed by lunch for those attending. The meeting will be available as a web cast at www.wendys-invest.com. The meeting will also be available as a call-in conference at 1-877-572-6014.

Wendy’s International, Inc. overview

     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with 9,291 total restaurants and quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two additional quality brands during 2002 – Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.

     Wendy’s Old Fashioned Hamburgers was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger restaurant chain in the world, with more than 6,481 restaurants in the United States, Canada and international markets. Wendy’s offers a wide variety of quality products including hamburgers, chicken sandwiches, chicken strips, Garden Sensations salads, baked potatoes, French fries, soft drinks and Frostys™. More information about Wendy’s is available at www.wendys.com.

     Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods restaurant chain in Canada. There are 2,343 Tim Hortons restaurants in Canada and 184 in the U.S. More information about Tim Hortons is available at www.timhortons.com.

     Baja Fresh Mexican Grill was founded in 1990 by Jim and Linda Magglos and is the leader in quality, fast-casual Mexican food. The chain has 283 restaurants in the United States. More information about Baja Fresh® is available at www.bajafresh.com.

Cafe Express is a trademark of Cafe Express LLC

Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john  barker@wendys.com)
Marsha Gordon (614-764-3019 or marsha  gordon@wendys.com)

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the ability of the joint venture to acquire real estate and construct and equip a manufacturing plant on acceptable terms, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Fourth Quarter Ended
	12/28/2003	12/29/2002	$ Change	% Change
	(unaudited)
REVENUES
Retail sales	$686,360	$567,159	$119,201	21.0%
Franchise revenues	176,015	144,526	31,489	21.8%

TOTAL REVENUES	862,375	711,685	150,690	21.2%

COSTS & EXPENSES
Cost of sales	442,858	364,247	78,611	21.6%
Company restaurant operating costs	143,495	116,452	27,043	23.2%
Operating costs	43,062	35,388	7,674	21.7%
Depreciation of property & equipment	44,188	36,889	7,299	19.8%
General & administrative expenses	68,510	62,788	5,722	9.1%
Other expense (income)	7,524	6,129	1,395	22.8%

TOTAL COSTS & EXPENSES	749,637	621,893	127,744	20.5%

OPERATING INCOME	112,738	89,792	22,946	25.6%

Interest expense	(11,569)	(11,098)	(471)	-4.2%
Interest income	1,526	1,501	25	1.7%

PRETAX INCOME	102,695	80,195	22,500	28.1%

INCOME TAXES	37,992	29,472	8,520	28.9%

NET INCOME	$64,703	$50,723	$13,980	27.6%

Diluted earnings per common share	$0.56	$0.44	$0.12	27.3%

Diluted shares	116,137	116,237	(100)	-0.1%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year to Date Ended
	12/28/2003	12/29/2002	$ Change	% Change
	(unaudited)
REVENUES
Retail sales	$2,534,135	$2,187,438	$346,697	15.8%
Franchise revenues	614,777	542,823	71,954	13.3%

TOTAL REVENUES	3,148,912	2,730,261	418,651	15.3%

COSTS & EXPENSES
Cost of sales	1,634,562	1,383,665	250,897	18.1%
Company restaurant operating costs	534,083	459,141	74,942	16.3%
Operating costs	135,332	118,643	16,689	14.1%
Depreciation of property & equipment	163,481	139,101	24,380	17.5%
General & administrative expenses	261,070	241,438	19,632	8.1%
Other expense (income)	1,942	6,905	(4,963)	-71.9%

TOTAL COSTS & EXPENSES	2,730,470	2,348,893	381,577	16.2%

OPERATING INCOME	418,442	381,368	37,074	9.7%

Interest expense	(45,773)	(41,454)	(4,319)	-10.4%
Interest income	4,929	5,985	(1,056)	-17.6%

PRETAX INCOME	377,598	345,899	31,699	9.2%

INCOME TAXES	141,599	127,118	14,481	11.4%

NET INCOME	$235,999	$218,781	$17,218	7.9%

Diluted earnings per common share	$2.05	$1.89	$0.15	8.5%

Diluted shares	115,021	116,558	(1,537)	-1.3%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 28	December 29
	2003	2002
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$171,206	$171,944
Accounts receivable, net	109,880	86,416
Notes receivable, net	14,125	11,204
Deferred income taxes	15,354	13,822
Inventories and other	79,001	47,433
Advertising fund restricted assets	68,677	61,942

	458,243	392,761

Property and equipment	3,027,739	2,588,695
Accumulated depreciation	(873,432)	(743,305)

	2,154,307	1,845,390

Notes receivable, net	18,122	20,548

Goodwill, net	320,959	272,325

Deferred income taxes	31,873	48,966

Intangible assets, net	44,547	47,393

Other assets	131,540	96,044

	$3,159,591	$2,723,427

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 28	December 29
	2003	2002
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$159,957	$134,208
Accrued expenses:
Salaries and wages	49,785	44,932
Taxes	77,499	77,956
Insurance	46,677	42,898
Other	70,565	55,308
Advertising fund restricted liabilities	68,677	61,942
Current portion of long-term obligations	50,891	4,773

	524,051	422,017

Long-term obligations
Term debt	622,596	627,053
Capital leases	70,036	54,626

	692,632	681,679

Deferred income taxes	132,925	108,906
Other long-term liabilities	51,377	62,220

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued and Exchangeable: 116,760,000 and 114,692,000 shares, respectively	11,676	10,895
Capital in excess of stated value	54,310	0
Retained earnings	1,703,488	1,498,607
Accumulated other comprehensive income (expense)	46,124	(60,897)

	1,815,598	1,448,605
Treasury stock, at cost:
2,063,000 shares at December 28, 2003	(56,992)	0

	1,758,606	1,448,605

	$3,159,591	$2,723,427

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT

(in thousands):	Quarter Ended				Increase From
		% of		% of	Prior Year
	December 28, 2003	Total	December 29, 2002	Total	Dollars	Percentage
	(unaudited)
Retail Sales
Wendy’s	$514,036	74.9%	$423,833	74.7%	$90,203	21.3%
Tim Hortons	136,377	19.9%	112,132	19.8%	24,245	21.6%
Baja Fresh	35,947	5.2%	31,194	5.5%	4,753	15.2%

	$686,360	100.0%	$567,159	100.0%	$119,201	21.0%

Franchise Revenues
Wendy’s	$77,957	44.3%	$68,742	47.5%	$9,215	13.4%
Tim Hortons	95,536	54.3%	73,511	50.9%	22,025	30.0%
Baja Fresh	2,522	1.4%	2,273	1.6%	249	11.0%

	$176,015	100.0%	$144,526	100.0%	$31,489	21.8%

Total Revenues
Wendy’s	$591,993	68.6%	$492,575	69.2%	$99,418	20.2%
Tim Hortons	231,913	26.9%	185,643	26.1%	46,270	24.9%
Baja Fresh	38,469	4.5%	33,467	4.7%	5,002	14.9%

	$862,375	100.0%	$711,685	100.0%	$150,690	21.2%

(in thousands):	Year to Date Ended				Increase From
		% of		% of	Prior Year
	December 28, 2003	Total	December 29, 2002	Total	Dollars	Percentage
	(unaudited)
Retail Sales
Wendy’s	$1,899,299	75.0%	$1,731,341	79.2%	$167,958	9.7%
Tim Hortons	492,563	19.4%	391,779	17.9%	100,784	25.7%
Baja Fresh	142,273	5.6%	64,318	2.9%	77,955	121.2%*

	$2,534,135	100.0%	$2,187,438	100.0%	$346,697	15.8%

Franchise Revenues
Wendy’s	$291,510	47.4%	$279,100	51.4%	$12,410	4.4%
Tim Hortons	314,081	51.1%	259,280	47.8%	54,801	21.1%
Baja Fresh	9,186	1.5%	4,443	0.8%	4,743	106.8%*

	$614,777	100.0%	$542,823	100.0%	$71,954	13.3%

Total Revenues
Wendy’s	$2,190,809	69.6%	$2,010,441	73.6%	$180,368	9.0%
Tim Hortons	806,644	25.6%	651,059	23.9%	155,585	23.9%
Baja Fresh	151,459	4.8%	68,761	2.5%	82,698	120.3%*

	$3,148,912	100.0%	$2,730,261	100.0%	$418,651	15.3%

*	2002 amounts include Baja Fresh since acquired in June 2002.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
RATIOS

	As of	As of
	December 28, 2003	December 29, 2002
Debt to Equity	39	47
Debt to Total Capitalization	28	32

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	December 28, 2003	September 28, 2003	From Prior Quarter	December 29, 2002	From Prior Year
Wendy’s
U.S.
Company	1,312	1,213	99	1,183	129
Franchise	4,449	4,438	11	4,366	83

	5,761	5,651	110	5,549	212
Canada
Company	148	143	5	133	15
Franchise	219	214	5	221	(2)

	367	357	10	354	13
Other International
Company	5	4	1	4	1
Franchise	348	343	5	346	2

	353	347	6	350	3
Total Wendy’s
Company	1,465	1,360	105	1,320	145
Franchise	5,016	4,995	21	4,933	83

	6,481	6,355	126	6,253	228

Tim Hortons
U.S.
Company	25	26	(1)	40	(15)
Franchise	159	140	19	120	39

	184	166	18	160	24
Canada
Company	32	35	(3)	31	1
Franchise	2,311	2,238	73	2,157	154

	2,343	2,273	70	2,188	155
Total Tim Hortons
Company	57	61	(4)	71	(14)
Franchise	2,470	2,378	92	2,277	193

	2,527	2,439	88	2,348	179

Baja Fresh
U.S.
Company	132	119	13	98	34
Franchise	151	136	15	112	39

Total Baja Fresh	283	255	28	210	73

Total System
Company	1,654	1,540	114	1,489	165
Franchise	7,637	7,509	128	7,322	315

	9,291	9,049	242	8,811	480

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Retail Sales	Includes sales from company operated restaurants. Also included are the sales to franchisees from Wendy’s bun baking facilities, and sales to franchisees from Tim Hortons’ coffee roaster and distribution warehouses.

Franchise Revenues	Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy’s bun baking facilities, and Tim Hortons’ coffee roaster and distribution warehouses.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees, and cost of equipment sold to franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons’ franchise opening and costs to operate and maintain the Tim Hortons’ distribution warehouses, Tim Hortons’ coffee roaster and Wendy’s bun baking facilities are also include in operating costs.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures and other asset write-offs.

Wendy’s Domestic Company Operating Margin	Includes retail sales, cost of sales and company restaurant operating costs for Wendy’s domestic company operated stores. Company restaurant operating costs do not include depreciation on store assets.